Exhibit 5.1

Opinion of Jones Day

November 3, 2016

Lennox International Inc.

2140 Lake Park Blvd.

Richardson, Texas 75080

Re:	$350,000,000 of 3.000% Notes due 2023 of Lennox International Inc.

Ladies and Gentlemen:

We have acted as counsel for Lennox International Inc., a Delaware corporation (“Lennox”), and the Guarantors (as defined below) in connection with the offering of $350,000,000 aggregate principal amount of 3.000% Notes due 2023 of Lennox (the “Notes”), pursuant to the Underwriting Agreement, dated as of October 25, 2016, by and among Lennox, the Guarantors and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein. The Notes will be issued pursuant to an indenture, dated as of May 3, 2010 (as amended, supplemented or otherwise modified to the date hereof, the “Base Indenture”), by and among the Company, the guarantors party thereto and U.S. Bank, National Association, as trustee (the “Trustee”), as further supplemented by the Sixth Supplemental Indenture, dated as of November 3, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among Lennox, the Guarantors and the Trustee. Lennox’s obligations under the Notes will be guaranteed (the “Subsidiary Guarantees”) by Lennox’s subsidiaries listed on Annex A hereto (each, a “Guarantor” and, collectively, the “Guarantors”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes constitute valid and binding obligations of Lennox.

2. The Subsidiary Guarantee of each Guarantor constitutes a valid and binding obligation of that Guarantor.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of Lennox, the Guarantors and others.

The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Florida, (iii) the Delaware General Corporation Law and (iv) the Limited Liability Company Act of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-214162) (the “Registration Statement”), filed by Lennox and the Guarantors to effect the registration of the Notes and the Subsidiary Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Guarantors
Advanced Distributor Products LLC
Allied Air Enterprises LLC
Heatcraft Inc.
Heatcraft Refrigeration Products LLC
Lennox Global Ltd.
Lennox Industries Inc.
Lennox National Account Services LLC
LGL Australia (US) Inc.
LGL Europe Holding Co.